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Exhibit 4.33

News Release

NORANDA INCOME FUND ANNOUNCES ITS MONTHLY CASH DISTRIBUTION

VALLEYFIELD, QUEBEC, December 19, 2002 — The Noranda Income Fund announced today the monthly cash distribution for the month of December 2002 of $0.08333 per unit. The distribution will be payable on January 27, 2003 to unitholders of record at the close of business on December 31, 2002.

About Noranda Income Fund

Noranda Income Fund is an income trust whose units trade on the Toronto Stock Exchange under the symbol "NIF.UN". The Noranda Income Fund was created to acquire Noranda Inc.'s CEZ processing facility and ancillary assets (the "CEZ processing facility") located in Salaberry-de-Valleyfield, Quebec.

The CEZ processing facility is the second-largest zinc processing facility in North America and the largest zinc processing facility in eastern North America, where the majority of its customers are located. It produces refined zinc metal and various by-products from zinc concentrates purchased from mining operations.

Further information can be found at www.norandaincomefund.com

SEDAR: 00004438EB

Contact:

Hélène V. Gagnon
Corporate Secretary
Canadian Electrolytic Zinc Limited
Noranda Income Fund's Manager
514-630-9342
gagonhv@ntc.noranda.com

Michael Boone
Chief Financial Officer
Canadian Electrolytic Zinc Limited
Noranda Income Fund's Manager
416-982-7188
boonem@noranda.com

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NORANDA INCOME FUND ANNOUNCES ITS MONTHLY CASH DISTRIBUTION